News Release

FOR IMMEDIATE RELEASE

Berry Global Announces Partial Redemption of Second Priority Senior Secured Notes Due 2022

EVANSVILLE, Ind. – November 7, 2019 – Berry Global Group, Inc. (“Berry” or the “Company”) (NYSE: BERY) announced today that its wholly owned subsidiary, Berry Global, Inc., has elected to redeem $100 million aggregate principal amount of its 6.00% Second Priority Senior Secured Notes due 2022 (the “Notes”), in accordance with the optional redemption provisions provided in the indenture governing the Notes. The Notes will be redeemed on December 9, 2019 (the “Redemption Date”) at a redemption price of 101.500% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the Redemption Date. Following such redemption, Berry expects that $300 million in aggregate principal amount of the Notes will remain outstanding. Berry Global, Inc. intends to use cash on hand to fund the redemption.
This press release does not constitute a notice of redemption. Beneficial holders of the Notes with any questions should contact the brokerage firm or financial institution through which they hold the Notes.

About Berry
Berry, headquartered in Evansville, Indiana, is committed to its mission of ‘Always Advancing to Protect What’s Important,’ and proudly partners with its customers to provide them with value-added protective solutions that are increasingly light-weighted and easier to recycle or reuse. The Company is a leading global supplier of a broad range of innovative rigid, flexible, and nonwoven products used every day within consumer and industrial end markets. Berry, a Fortune 500 company, has over 48,000 employees and generated approximately $13 billion of sales in fiscal year 2018 on a combined pro forma basis from operations that span over 290 locations on six continents.

Forward Looking Statements
Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “outlook,” or “looking forward,” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of

Berry to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Berry’s filings with the U.S. Securities and Exchange Commission. Berry does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Investor Contact:
Dustin Stilwell
1+812.306.2964
ir@berryglobal.com

Media Contact:
Eva Schmitz
1+812.306.2424
evaschmitz@berryglobal.com